Exhibit 3.2

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CANCER GENETICS, INC.

Adopted in accordance with the

provisions of Sections 228, 242 and 245

of the General Corporation Law of the State of Delaware

Cancer Genetics, Inc. (hereinafter, the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1.	The name of the Corporation is Cancer Genetics, Inc.

2.	The date of filing of the Corporation’s original certificate of incorporation is April 8, 1999 (the “Certificate of Incorporation”). The Certificate of Incorporation was amended and restated on April 17, 2007, on April 12, 2010 and on December 5, 2011 (the “2011 Amended and Restated Certificate of Incorporation”). The 2011 Amended and Restated Certificate of Incorporation was amended on November 27, 2012, on February 8, 2013, on March 1, 2013 and on .

3.	This amended and restated certificate of incorporation (“Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the Corporation’s Certificate of Incorporation, as amended and restated, has been duly adopted in accordance with Sections 228, 242 and 245 of the GCL.

4.	The Corporation’s Certificate of Incorporation, as amended and restated, hereby is amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Cancer Genetics, Inc.

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

THIRD: The registered office of the Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The registered agent of the Corporation at such address is The Corporation Trust Company.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 109,764,000 shares, which shall consist of two classes: (i) common stock, par value $0.0001 per share (“Common Stock”); and (ii) preferred stock, par value $0.0001 per share (“Preferred Stock”). The total number of shares of each class of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock and 9,764,000 shares of Preferred Stock. Subject to the rights of any series of Preferred Stock, the number of authorized shares of either of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the GCL (or any successor provision thereto), and no vote of the holders of either of the Common Stock or Preferred Stock voting separately as a class shall be required therefor. The rights, preferences, privileges and powers and the restrictions, limitations and qualifications granted to and imposed on the Common Stock and Preferred Stock are as follows:

1.	Common Stock

1.1	Relative Rights

Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

1.2	Dividends

Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the board of directors of the Corporation (the “Board of Directors”), subject to any provision of this Amended and Restated Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

1.3	Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preferences over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts, if any, to which they are entitled.

1.4	Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. There shall be no cumulative voting. To the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any Preferred Stock (a “Preferred Stock Designation”)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the GCL.

2.	Preferred Stock

2.1	Designation

(a) Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A-1 Convertible Preferred Stock. The Preferred Stock shall be divided into series. The first series of Preferred Stock is designated and known as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”)

and shall consist of Five Hundred Eighty-Eight Thousand (588,000) shares. The second series of Preferred Stock is designated and known as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and shall consist of Two Million (2,000,000) shares. The third series of Preferred Stock is designated and known as “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”) and shall consist of One Million Seven Hundred Sixty Four Thousand (1,764,000) shares.

(b) Designation of Additional Series of Preferred Stock. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Board of Directors is expressly authorized to provide for the issue of all, or any, of the remaining shares of Preferred Stock in one or more series, and to fix the number of shares and to determine such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the GCL. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, and any other agreements to which the Corporation is a party, the Board of Directors is also expressly authorized to increase the number of shares of any series of Preferred Stock, other than the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock subsequent to the issuance of shares of that series or to decrease (but not below the number of shares of such series then outstanding), the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status of authorized but unissued shares of Preferred Stock.

2.2	Rank

The Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock shall, with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to the Common Stock and to all other classes and series of equity securities of the Corporation hereafter issued which are not by their terms expressly senior to, or on parity with, the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation.

3.	Dividend Rights

3.1 The holders of the then outstanding Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors on the Common Stock, out of any funds and assets of the Corporation legally available therefor.

3.2 Whenever a dividend provided for in this Section 3 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

4.     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

4.1 Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock. The holder of each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of the Common Stock, an amount per share equal to the per share purchase price of the Series A Preferred Stock, the Series A-1 Preferred Stock and Series B Preferred Stock, as the case may be (the “Original Issue Price”) (as adjusted for stock splits, stock dividends, combinations or the like) (the “Liquidation Preference”). For all purposes of this Amended and Restated Certificate of Incorporation, the Original Issue Price deemed to have been paid by holders of Series A-1 Preferred Stock shall be an amount equal to one-third of the Original Issue Price of the Series A Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock of their full preferential amount described in this Section 4.1, the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock on a proportionate basis, calculated by dividing by the Original Issue Price paid by a holder of Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock, by the aggregate Original Issue Price paid by the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and the Series B Preferred Stock. In lieu of the Liquidation Preference, the holders of Series A Preferred Stock, the Series A-1 Preferred Stock and Series B Preferred Stock may elect to convert their Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock into shares of Common Stock pursuant to Section 6, in which case they will share ratably in the distribution of the assets of the Corporation pursuant to Section 4.2 hereof.

4.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock of the Liquidation Preference described above in this Section 4, then all such remaining Available Funds and Assets shall be distributed pro rata among the holders of the Common Stock.

4.3 Merger or Sale of Assets. Any (a) reorganization, consolidation or merger (or similar transaction or series of transactions) of the Corporation with or into any other corporation or corporations in which the holders of the Corporation’s outstanding shares immediately before such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions, or (b) a sale of all, or substantially all, of the assets of the Corporation shall each be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 4 unless holders of a majority in voting power of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting as a separate class, and the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, vote that this Section 4.3 shall not apply.

4.4 Non-Cash Consideration.

(a) If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash or securities, then the value of such assets shall be their fair market value as determined by the Board of Directors, in good faith.

(b) If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are securities then the value of such assets shall be determined by the Board of Directors in good faith:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or listed on the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

(B) if (A) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(C) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Section 4.4(b)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

5.	Voting Rights.

5.1 Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock. Each holder of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 below as of the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

5.2 Scope. Subject to the other provisions of this Amended and Restated Certificate of Incorporation, each holder of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation (the “By-laws”) (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein, any other agreement to which the Corporation is a party or as required by law, the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and Common Stock shall vote together and not as separate classes.

5.3 Class Protective Provisions. So long as at least fifteen percent (15%) of the originally issued shares of the Series A-1 Preferred Stock and Series B Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of a majority in voting power of the Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a separate class, and the approval of the holders of sixty-six and two-thirds percent (66 2/3rd%) of the Series B Preferred Stock then outstanding, voting as a separate class:

(a) amend or change the rights, preferences or privileges of the Series A Preferred Stock, the Series A-1 Preferred Stock or Series B Preferred Stock; or

(b) create any other class of capital stock of the Corporation having rights, preferences or privileges senior to, or on parity with, the shares of Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock.

6.     Conversion Rights. The outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall be convertible into Common Stock as follows:

6.1	Optional Conversion.

(a) At the option of the holder thereof, each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall be convertible, at any time, or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

(b) Each holder of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate(s) therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate(s) for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate(s) representing the shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this Section 6.1 is made in connection with an underwritten offering of the Corporation’s securities, or registration in connection with a reverse merger, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (which underwritten offering does not cause an automatic conversion pursuant to Section 6.2 to take place), the conversion may, at the option of the holder tendering shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such election who are entitled to receive Common Stock upon conversion of their Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

6.2	Automatic Conversion.

(a) Each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein, upon the earlier of (i) the closing of an underwritten public offering pursuant to an effective registration statement, or (ii) the date which is twelve (12) months following the consummation of a reverse merger of the Corporation with a public company that files reports with the SEC under the Securities Exchange Act of 1934 and the shares are sellable under Rule 144, or (iii) the date of effectiveness of a registration statement of all of the Common Stock issuable upon the conversion of the Series B Preferred Stock, provided, however, to the extent that any underlying shares cannot be registered then the Series B Preferred Stock shall convert only to the extent of the registered convertible portion or (iv) upon the vote of the holders of not less than sixty-six and two-thirds percent (66 2/3rd%) of the then outstanding voting power of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting as separate class, and not less than sixty-six and two-thirds percent (66 2/3rd%) of the then outstanding shares of Series B Preferred Stock, voting as a separate class.

(b) Upon the occurrence of any event specified in Section 6.2(a) (i), (ii), or (iii), the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

6.3 Conversion Price. Each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall be convertible in accordance with Section 6.1 or Section 6.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price paid (or deemed to have been paid in the case of the Series A-1 Preferred Stock) for each such share of Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock (as the case may be) by the conversion price that is in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price shall be the Original Issue Price paid (or deemed to have been paid in the case of the Series A-1 Preferred Stock) for the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock (as the case may be). The Conversion Price shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

6.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price in effect immediately prior to such Common Stock Event by a fraction:

(a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and

(b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event.

The Conversion Price for the Series A Preferred Stock, Series A-1 Preferred and the Series B Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the date on which the first share of Series A Preferred Stock is issued by the Corporation (the “Original Issue Date”), (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

6.5 Adjustments for Other Dividends and Distributions. If at any time, or from time to time, after the Original Issue Date, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred Stock, Series A-1 Preferred and Series B Preferred Stock or with respect to such other securities by their terms.

6.6 Adjustment for Reclassification, Exchange and Substitution. If at any time, or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock, the Series A-1 Preferred Stock and Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 6), then in any such event each holder of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

6.7 Reorganizations, Mergers and Consolidations. If at any time, or from time to time, after the Original Issue Date, there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 4.3 in which the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock have not elected to make Section 4.3 inapplicable), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock , the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 6.7 shall similarly apply to successive reorganizations, mergers and consolidations. Notwithstanding anything to the contrary contained in this Section 6, if any reorganization, merger or consolidation is approved by the vote of stockholders required by Section 5 hereof, then such transaction and the rights of the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Common Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this Section 6.7.

6.8 Sale of Shares Below Conversion Price.

(a) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the shares of any Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock are convertible shall be made with respect to such series, by adjustment in the applicable Conversion Price thereof, or by reason of issuance or deemed issuance of Additional Shares of Common Stock (as defined in Section 6.8(c)(i)): (i) unless the consideration per share (determined pursuant to Section 4.4 for issued or deemed to be issued by the Corporation) is less than the applicable Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock, as the case may be, in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock, or (ii) if, prior to such issuance, the Corporation receives written notice from the holders of more than sixty-six and two-thirds percent (66 2/3rd%) of the then outstanding voting power of shares of each the Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a class, and more than sixty-six and two-thirds percent (66 2/3rd%) of the then outstanding shares of the Series B Preferred Stock, voting separately as a class, that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(b) Adjustment Formula.

(i) If at any time, or from time to time, after the Original Issue Date of the Series A Preferred Stock, the Corporation issues or sells, or is deemed by the provisions of this Section 6.8 to have issued or sold, Additional Shares of Common Stock, otherwise than in connection with a Common Stock Event as provided in Section 6.4, a dividend or distribution as provided in Section 6.5, a recapitalization, reclassification or other change as provided in Section 6.6, or a reorganization, merger or consolidation as provided in Section 6.7, for an Effective Price (as defined in Section 6.8(c)(v)) that is less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price of the Series A Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale to the price obtained by multiplying such Conversion Price of the Series A Preferred Stock by a fraction:

(A) The numerator of which shall be the sum of (1) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock, plus (2) the quotient obtained by dividing:

(x) the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold), by

(y) the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issue or sale; and

(B) The denominator of which shall be the sum of (1) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale, plus (2) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(ii) If at any time or from time to time after the Original Issue Date of the Series B Preferred Stock, the Corporation issues or sells, or is deemed by the provisions of this Section 6.8 to have issued or sold, Additional Shares of Common Stock, otherwise than in connection with a Common Stock Event as provided in Section 6.4, a dividend or distribution as provided in Section 6.5, a recapitalization, reclassification or other change as provided in Section 6.6, or a reorganization, merger or consolidation as provided in Section 6.7, for an Effective Price (as defined in Section 6.8(c)(v)) that is less than the Conversion Price for the Series B Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price of the Series B Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale to the price paid for each share of Additional Shares of Common Stock issued or sold (or deemed so issued or sold).

(iii) If at any time, or from time to time, after the Original Issue Date of the Series A-1 Preferred Stock, the Corporation issues or sells, or is deemed by the provisions of this Section 6.8 to have issued or sold, Additional Shares of Common Stock, otherwise than in connection with a Common Stock Event as provided in Section 6.4, a dividend or distribution as provided in Section 6.5, a recapitalization, reclassification or other change as provided in Section 6.6, or a reorganization, merger or consolidation as provided in Section 6.7, for an Effective Price (as defined in Section 6.8(c)(v)) that is less than the Conversion Price of the Series A-1 Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price of the Series A-1 Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale to the price obtained by multiplying such Conversion Price of the Series A-1 Preferred Stock by a fraction:

(A) The numerator of which shall be the sum of (1) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock, plus (2) the quotient obtained by dividing:

(x) the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold), by

(y) the Conversion Price of the Series A-1 Preferred Stock in effect immediately prior to such issue or sale; and

(B) The denominator of which shall be the sum of (1) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale, plus (2) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(c) Certain Definitions. For the purpose of making any adjustment required under this Section 6.8:

(i) The “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than:

(A) any shares of Common Stock issued or issuable upon conversion of the outstanding shares of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock;

(B) any shares of Common Stock (or Rights or Options (as defined in clause (vi)) granted or issued hereafter by the Board of Directors to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board of Directors pursuant to the Stock Option Plan as defined herein, provided however, (other than 100,000 shares (in the form of options or other awards)) that any such awards under the Stock Option Plans are at a price of not less than the Conversion Price of the Series B Preferred Stock;

(C) any shares of Common Stock or Preferred Stock (or Rights or Options) issued or issuable to parties that are (i) non affiliated strategic partners investing in connection with a material commercial transaction with the Corporation or (ii) up to 30,000 shares issuable non affiliated third party providing the Corporation with equipment leases, cash price reductions, under arrangements, in each case, approved by the Corporation’s Board of Directors;

(D) Intentionally Omitted;

(E) any shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Corporation outstanding as of the date of this Amended and Restated Certificate of Incorporation and any securities issuable upon the conversion thereof;

(F) any shares of Common Stock issued pursuant to a transaction described in Section 6.4 hereof;

(G) any shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; and

(H) any shares of Common Stock or Preferred Stock (or Rights or Options), issued or issuable hereafter that are (1) approved by the Board of Directors, and (2) approved by the vote of the holders of a at least 66 and 2/3 percent of the outstanding voting power of the Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a class, and vote of the holders of a at least 66 and 2/3 percent of the Series B Preferred Stock, voting as a single class, as being excluded from the definition of “Additional Shares of Common Stock” under this Section 6.8(b).

(ii) The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in a manner consistent with Section 4.4, and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of

(iv) Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities.

(v) The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(vi) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 6.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 6.8, for the issue of such Additional Shares of Common Stock; and

(vii) The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(viii) The “Stock Option Plan” shall mean the stock option plan of the Corporation as in effect of the date hereof, pursuant to which the Corporation has been permitted to reserve 2,750,000 shares of Common Stock.

(d) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock required under this Section 6.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred Stock, Series A-1 Preferred and Series B Preferred Stock.

6.9 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price, the Corporation, at its expense, shall cause its chief financial officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate(s), by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books.

6.10 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board of Directors as of the date of conversion.

6.11 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.12 Notices. Any notice required by the provisions of this Amended and Restated Certificate of Incorporation to be given to the holders of shares of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

6.13 No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

6.14 No Adjustments. For the avoidance of doubt, notwithstanding any provision of this Amended and Restated Certificate of Incorporation to the contrary, (i) no adjustment to the Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock and (ii) no adjustment to the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock shall be made in connection with (A) the reclassification of each share of Common Stock issued prior to October 29, 2008 into three (3) shares of Common Stock (the “Stock Split”) or (B) the issuance of any shares of Common Stock or Series A-1 Preferred Stock by the Corporation in exchange for shares of Common Stock or Series A Preferred Stock, respectively, which may not have been validly issued pursuant to one or more Exchange Agreements entered into prior to or on or about the date of this Amended and Restated Certificate of Incorporation (collectively, the “Exchanges” and, with the Stock Split, the “Transactions”).

FIFTH: The following provisions, each of which are subject to the limitations set forth herein and in such other agreements to which the Corporation is a party, are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that the fact that such power has been conferred upon the Board of Directors shall not divest the Corporation’s stockholders of the power, nor limit their power to adopt, amend or repeal the bylaws of the Corporation.

(b) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(c) Unless and except to the extent that the bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

(d) Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly held meeting of stockholders of the Corporation at which a quorum is present or represented and may not be effected by any consent in writing by such stockholders.

SIXTH: Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director. In the event of any decrease in the authorized number of directors, each director then serving as such shall nevertheless continue as a director until the expiration of his current term or his prior death, retirement, removal or resignation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

SEVENTH: Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the GCL, as the same may be amended and supplemented, indemnify any and all directors and executive officers from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TENTH: Subject to the limitations set forth herein, any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights and powers at any time conferred herein on stockholders, directors and officers are subject to the provisions of this article.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL or the Corporation’s certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s certificate of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct as of this ____ day of March, 2013.

CANCER GENETICS, INC.

By:
Name: Panna L. Sharma
Title: Chief Executive Officer